Exhibit (11)

[LETTERHEAD OF VENABLE LLP]

June 1, 2012

Western Asset Funds, Inc.

100 International Drive

Baltimore, Maryland 21202

Re:	Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as Maryland counsel to Western Asset Funds, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company (the “Company”), in connection with the registration of an indefinite number of shares (the “Shares”) of common stock, $.001 par value per share (the “Common Stock”), of the Company classified and designated as follows: (a) Class A, Class C, Class C1 and Class R shares of Western Asset Core Bond Fund (“Core Bond Fund”); (b) Class A, Class C, Class C1, Class I and Class R shares of Western Asset Core Plus Bond Fund (“Core Plus Bond Fund”); and (c) Class A, Class C, and Class C1 shares of Western Asset Inflation Indexed Plus Bond Fund (“Indexed Plus Bond Fund,” and, together with Core Bond Fund and Core Plus Bond Fund, the “Acquiring Funds”). The Shares are to be issued pursuant to the Plans (as defined herein), covered by the above-referenced Registration Statement (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “1933 Act”), on or about the date hereof.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement and the related form of prospectus included therein, substantially in the form transmitted to the Commission under the 1933 Act;

2. The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The form of Articles Supplementary for the Class C1 Shares of the Acquiring Funds (the “Articles Supplementary”);

Western Asset Funds, Inc.

June 1, 2012

4. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

5. The form of the Agreements and Plans of Reorganization (the “Plans”) listed on Schedule I hereto, certified as of the date hereof by an officer of the Company;

6. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

7. Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company relating to the authorization of the issuance of the Shares and the approval of the Plans, certified as of the date hereof by an officer of the Company;

8. A certificate executed by an officer of the Company, dated as of the date hereof; and

9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Western Asset Funds, Inc.

June 1, 2012

5. Prior to the issuance of any Class C1 Shares, the Articles Supplementary will be filed with, and accepted for record by, the SDAT. Upon any issuance of the Shares, the total number of shares of each series and class of Common Stock issued and outstanding will not exceed the total number of shares of such series and class of Common Stock that the Company is then authorized to issue under the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Shares has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Resolutions, the applicable Plan and the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with federal or state securities laws, including the securities laws of the State of Maryland, or the 1940 Act.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP

SCHEDULE I

AGREEMENTS AND PLANS OF REORGANIZATION

1. Agreement and Plan of Reorganization, by and among the Company, on behalf of its series, Core Bond Fund, and Legg Mason Partners Income Trust, a Maryland statutory trust (“Income Trust”), on behalf of it series, Legg Mason Western Asset Core Bond Fund, and, solely for the purposes of paragraph 10.2 thereof, Legg Mason Partners Fund Advisor, LLC (“Legg Mason”).

2. Agreement and Plan of Reorganization, by and among the Company, on behalf of its series, Core Plus Bond Fund, and Income Trust, on behalf of its series, Legg Mason Western Asset Core Plus Bond Fund, and, solely for the purposes of paragraph 10.2 thereof, Legg Mason.

3. Agreement and Plan of Reorganization, by and among the Company, on behalf of its series, Indexed Plus Bond Fund, and Income Trust, on behalf of its series, Legg Mason Western Asset Global Inflation Management Fund, and, solely for the purposes of paragraph 10.2 thereof, Legg Mason.